SEPARATION AGREEMENT AND RELEASE

FOR AND IN CONSIDERATION OF the mutual acts and promises which follow, the sufficiency of which are hereby acknowledged, Franciscus Diaba (hereinafter “Mr. Diaba”) agrees with Endeavor IP, Inc. (hereinafter “Endeavor IP”) as follows:

1.            Mr. Diaba hereby resigns his employment and all positions he holds as an officer or employee of Endeavor IP or any of its subsidiaries.  Each resignation pursuant to this Paragraph shall be effective July 31, 2016 (“Separation Date”).  Endeavor IP acknowledges that it received written notice of Mr. Diaba’s intention to resign his employment and all positions he holds as an officer or employee of Endeavor IP or any of its subsidiaries 30 days prior to the date hereof.

2.           Endeavor IP and Mr. Diaba agree that notwithstanding Mr. Diaba’s resignation from all positions he holds as an officer or employee of Endeavor IP or any of its subsidiaries, he will remain a member of the Board of Directors of Endeavor IP (the “Board of Directors”), as a director. The parties acknowledge that one of Mr. Diaba’s functions as a director will include advising Endeavor IP with respect to the monetization of its intellectual property portfolio.

3.           Mr. Diaba will be entitled to severance as set forth in this Paragraph.

(a)           Mr. Diaba will be entitled to payment of his base salary through the Separation Date.

(b)           Mr. Diaba will be entitled to receive any payments to which Mr. Diaba is entitled pursuant to Section 4(d) of the Employment Agreement (as defined below) for so long as Mr. Diaba remains a director of Endeavor IP.

(c)           Mr. Diaba will be entitled to receive any payments to which Mr. Diaba is entitled pursuant to Sections 4(e) and (f) of the Employment Agreement through the Separation Date and for a period of 90 days thereafter should such rights to compensation occur.

(d)           Mr. Diaba will be entitled to reimbursement for expenses incurred but not paid prior to the Separation Date.

4.           Mr. Diaba hereby agrees to voluntary waive (i) his right to a Bonus (as defined in the Employment Agreement) pro-rated for fiscal 2016, which Bonus he would otherwise be entitled to receive pursuant to the Employment Agreement (the “Bonus Waiver”) and (ii) all accrued but unused vacation time, and Mr. Diaba forfeits all payments in respect of accrued but unused vacation time (the “Vacation Payment Waiver”).

5.           As of the Separation Date, (i) Endeavor IP will cease to provide health insurance coverage for Mr. Diaba and his immediate family and (ii) Mr. Diaba will be entitled to continue his medical benefits at his own expense pursuant to COBRA, and he will receive information concerning his COBRA rights by separate correspondence.

6.           Mr. Diaba agrees and acknowledges that he has sole responsibility for any taxes that may be determined to be due and owing as a result of any payment or other benefit provided to him pursuant to this Agreement.  Mr. Diaba agrees to save, indemnify, and hold Endeavor IP harmless with respect to any tax assessment or determinations relating to the payment of any amounts set forth in this Agreement.

7.           As of the Separation Date, the Employment Agreement, dated as of November 7, 2014, between Endeavor IP and Mr. Diaba, as amended as of January 23, 2015 (the “Employment Agreement”) shall be terminated.  Notwithstanding the termination of the Employment Agreement, (i) Endeavor IP’s obligation to make payments to Mr. Diaba pursuant to Sections 4(d), (e) and (f) of the Employment Agreement shall survive the termination of the Employment Agreement as set forth in Paragraphs 3(b) and (c) of this Agreement, and (ii) Mr. Diaba will continue to be bound by the provisions of Section 8 of the Employment Agreement; provided that notwithstanding Section 8 of the Employment Agreement, Endeavor IP hereby authorizes Mr. Diaba to retain Confidential Information (as defined in the Employment Agreement) for so long as he is a director of Endeavor IP.

8.           Notwithstanding anything set forth in the Employment Agreement or any action taken by the Board of Directors, all equity grants made to Mr. Diaba which have not vested as of the Separation Date (including, without limitation, share awards, shares of restricted stock and performance shares) shall be null and void in full (the “Unvested Equity Forfeiture”).  Mr. Diaba shall retain all equity grants made to him which have vested as of the Separation Date.  For and in consideration of the additional payments or potential payments specified in Paragraph 3 above:

(a)            Mr. Diaba, and his attorneys, heirs, executors and assigns specifically release Endeavor IP and each and every officer, agent, board member, partner, member, shareholder, attorney, employee, successor, assign, executor, administrator, heir, affiliate and division, and any parent, subsidiary or affiliated business entity thereof, from any and all actions, causes of action, claims made, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, and demands whatsoever, in law or equity, whether known or unknown, to be made or which might have been made of any nature or kind from the beginning of time, through the Separation Date, including, but not limited to, from and against any and all liabilities, claims, grievances, demands, charges, complaints, actions and causes of action whatsoever (collectively, “Claims”) and including but not limited to, any and all Claims arising under or pursuant to the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991, 42 U.S.C. 1981(a) et seq.; the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.); New York Human Rights Law; including but not limited to any claim for wrongful discharge in violation of public policy and all other federal, state or local statutes, which are or may be based upon any facts, acts, conduct, representation, omissions, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Separation Date of this Agreement, and claims for back pay, front pay, vacation pay, sick pay, bonuses, profit sharing, proceeds from settlements, liquidated damages, compensatory damages, punitive damages, liabilities, suits, costs, expenses and compensation in any form, including attorneys’ fees, for reinstatement, or any other form of compensation or benefits not expressly promised or preserved to Mr. Diaba herein, except for claims for breach of this Agreement.

(b) Except with respect to Bonus Waiver, the Vacation Payment Waiver and the Unvested Equity Forfeiture in each case as explicitly set forth in this Agreement, nothing in this Agreement shall be deemed to constitute a waiver of any compensation or amounts that (x) are owed to Mr. Diaba as of the Separation Date and (y) have not been paid to Mr. Diaba as of the Separation Date.

(c) Except for the obligations under this Agreement, Endeavor IP and its officers, directors, agents, employees, administrators, successors and assigns hereby each release and discharge Mr. Diaba, and his attorneys, heirs, executors and assigns, in their respective capacities as such, from any and all actions, causes of action, claims made, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims and demands whatsoever, in law or equity, whether known or unknown, to be made or which might have been made of any nature or kind from the from the beginning of time, through the Separation Date.

9.            Notwithstanding any other provision of this Agreement, Mr. Diaba shall be entitled to indemnification per the Indemnification Agreement, dated November 7, 2014 between Endeavor IP and Mr. Diaba.

10.           Failure to insist upon strict compliance with any terms, covenants, or conditions of the Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power in this Agreement at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

11.           This Agreement has been duly authorized, executed and delivered by each party.  This Agreement constitutes a valid legal obligation of each party enforceable against him or it, as the case may be, in accordance with its terms.

12.           This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York, without regard to conflicts of law principles.  Mr. Diaba and Endeavor IP irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York for any action, suit, or proceeding arising out of or relating to this Agreement.

13.           If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and fully enforceable and the parties shall request that such court substitute a provision that is valid and enforceable that effects the original economic intent of such invalid or unenforceable provision.

14.           This Agreement may not be modified or amended in any manner, except by an instrument in writing signed by both parties to this Agreement.

15.           This Agreement is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions with respect to the subject matter of this Agreement.

16.           Mr. Diaba represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without any reliance upon any other statement or representation by Endeavor IP or any person acting on its behalf.

17.           Both Mr. Diaba and Endeavor IP agree that (i) they will not, either directly or indirectly, expressly or implicitly communicate, make known, or divulge to any person or agency who is not a signatory to this Agreement the terms of this Agreement, except to the extent required by law, rule or regulation (including, for the avoidance of doubt, the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission promulgated thereunder) and (ii) in the event Endeavor IP issues a press release announcing the resignation of Mr. Diaba, the content of such press release shall be approved by both parties (it being agreed, for the avoidance of doubt, that nothing in this Agreement shall obligate Endeavor to issue any such press release).

18.           Violation of the terms of this Agreement by Mr. Diaba shall entitle Endeavor IP to injunctive relief in addition to any other damages which may be appropriate, including, but not limited to, the recovery of attorneys’ fees incurred in establishing the violation. Violation of the terms of this Agreement by Endeavor IP shall entitle Mr. Diaba to injunctive relief in addition to any other damages which may be appropriate, including, but not limited to, the recovery of attorneys’ fees incurred in establishing the violation.

19.           Mr. Diaba’s signature below acknowledges he is knowingly, voluntarily and willingly executing this Agreement and that no coercion and no duress exists which forced him to execute this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Separation Agreement and Release as of this 31st day of July, 2016.

ENDEAVOR IP, INC.

By: /s/ Andrew Uribe
       Name: Andrew Uribe
       Title: Director

By: /s/ David Waldman
       Name: David Waldman
       Title: Director

/s/ Franciscus Diaba
Franciscus Diaba